Exhibit 99.1


KCSA
PUBLIC RELATIONS
WORLDWIDE                                                                   NEWS
--------------------------------------------------------------------------------
PUBLIC & INVESTOR RELATIONS, CORPORATE & MARKETING COMMUNICATIONS


TRAFFIX
CONTACT:          Joshua B. Gillon
                  Traffix, Inc.
                  (845) 620-1212 ext. 205
                  joshg@traffixinc.com

KCSA              Joseph A. Mansi/Todd Fromer
CONTACT:          (212) 682-6300 ext. 205/215
                  jmansi@kcsa.com/tfromer@kcsa.com
                  http://www.kcsa.com


                                                           FOR IMMEDIATE RELEASE


                   TRAFFIX, INC. REPORTS FIRST QUARTER RESULTS

                             -----------------------

PEARL RIVER, NY, APRIL 16, 2003 -- TRAFFIX, INC. (NASDAQ: TRFX), a leading on-line direct marketing and database management company, today reported results for the fiscal quarter ended February 28, 2003.

         Net Revenue for the fiscal quarter ended February 28, 2003 decreased 26% to $9.1 million from $12.4 million for the comparable quarter of fiscal 2002. Income from Operations for the fiscal quarter decreased 99% to $9,515 from $1.9 million in the comparable quarter of fiscal 2002. Net income for the current first fiscal quarter was $431,488, or $0.03 per diluted share compared to net income of $1.4 million, or $0.10 per diluted share in the prior year's comparable quarter, representing a 69% decline.

         The Company reported that on a sequential basis, Net Revenue decreased 11% to $9.1 million from $10.2 million in the fourth fiscal quarter of 2002. The Company's Income from Operations decreased 99% to $9,515 from $922,194 in the fourth fiscal quarter of 2002. Additionally, on a sequential basis, the Company's first fiscal quarter diluted earnings per share decreased to $0.03, compared with fourth fiscal quarter diluted earnings per share of $.04.

         The Company's Balance Sheet included over $36.8 million in cash and marketable securities, or approximately $2.88 per share, as of February 28, 2003 as compared to $2.92 per share, as of November 30, 2002. Net Tangible Book Value Per Share increased to $3.26 as of February 28, 2003 from $3.22 as of November 30, 2002. As of February 28, 2003, the



800 SECOND AVENUE              TEL 212 682 6300              E-MAIL pr@kcsa.com
NEW YORK, NY 10017             FAX 212 697 0910              www.kcsa.com

Company's current ratio improved to $7.87 of current assets to $1.00 of current liabilities, compared to $6.61 of current assets to $1.00 of current liabilities, as of November 30, 2002.

         Commenting on the results for the quarter, Mr. Jeffrey L. Schwartz, Chairman and Chief Executive Officer of Traffix stated, "The results for the quarter reflect a number of factors including the business environment and the continued migration from client generated revenue to revenue generated from our proprietary products and services. With respect to the business environment, we were impacted by our clients operating in a challenging economy with significant market uncertainty. On the other hand, we continue to dedicate significant media, money and management resources to acquiring customers for our new proprietary products and services, such as our dating site, Imatchup.com and our TXNet ISP service. Typically, our clients pay us for the use of our media in a one-time payment upon generating a sale or customer for them. In contrast, we believe that we are building longer-term lifetime values and, therefore payment streams, from the customers we generate from our proprietary businesses. We continue to believe that this is a prudent strategy for the long-term growth of our business, as we reduce our dependence on client revenue."

         Mr. Schwartz also stated, "During the first quarter of 2003, our new on-line dating business, iMatchup.com, generated approximately $300,000 in revenue, and our ISP service, TXNet, the alternative dial-up Internet access service, generated approximately $200,000. We have seen strong growth in both of these businesses, and look forward to their contribution in succeeding quarters being even more meaningful."

ABOUT TRAFFIX, INC:

Traffix, Inc. is a database marketing and management company for a proprietary and affiliate database of millions of permission based, on-line consumers. Traffix acquires customers and provides customized consumer data for its corporate marketing partners from its database and websites. Traffix owns GroupLotto.com (www.grouplotto.com), a leading on-line, free lottery that offers its millions of monthly players an opportunity to win up to $10 million in daily drawings. For more information about Traffix, Inc. visit the website @ www.traffixinc.com.

THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO TRAFFIX THAT ARE BASED ON THE BELIEFS OF TRAFFIX'S MANAGEMENT, AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY. SUCH STATEMENTS REFLECT THE CURRENT VIEWS OF THE COMPANY WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO CERTAIN ASSUMPTIONS, INCLUDING THOSE DESCRIBED IN THIS RELEASE. SHOULD ONE OR MORE OF THESE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED OR EXPECTED. THE COMPANY DOES NOT INTEND TO UPDATE THESE FORWARD-LOOKING STATEMENTS PRIOR TO ANNOUNCEMENT OF ITS FISCAL 2003 YEAR-END RESULTS.

THIS RELEASE AND PRIOR RELEASES ARE AVAILABLE ON THE KCSA PUBLIC RELATIONS WORLDWIDE WEB SITE AT www.kcsa.com.

                         TRAFFIX, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME FOR THE:
                                   (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                  FEBRUARY 28,
                                                  ----------------------------------------
                                                            2003              2002
                                                  -------------------  -------------------
Net revenue                                       $     9,117,229      $     12,370,897
Cost of sales                                           2,245,930             3,378,611
                                                  -------------------  -------------------
 GROSS PROFIT                                           6,871,299             8,992,286

Selling expenses                                        2,319,559             3,168,568
General and administrative expenses                     4,206,037             3,578,591
Bad Debt expense                                          336,188               329,334
                                                  ------------------   -------------------
 INCOME FROM OPERATIONS                                     9,515             1,915,793

Other income (expense):
 Interest expense                                          (7,341)              (10,502)
 Interest income and dividends                            154,601               210,213
 Realized gains on
 marketable securities                                        738                62,593
 Other non-operating income                                (6,697)              134,437
 Minority interest (income) loss                         (120,328)              (26,647)
                                                  -------------------  -------------------

 INCOME BEFORE PROVISION (BENEFIT)
     FOR INCOME TAXES                                      30,488             2,285,887

(Benefit) provision for income taxes                     (401,000)(a)           882,470
                                                  -------------------  -------------------
 Effective tax rate                                             0%                 38.6%
 NET INCOME                                       $       431,488      $      1,403,417
                                                  ===================  ===================


Diluted income per share:
 Net income                                       $          0.03      $           0.10
                                                  -------------------  -------------------
 Weighted average shares outstanding                   13,096,590            14,675,395
                                                  ===================  ===================


(a) In the quarter ended February 28, 2003, the Company recognized a tax benefit of approximately $416,500 relating to the measurement and resulting valuation adjustment to the Company's deferred tax assets. The Company had applied a valuation allowance against such deferred tax assets in fiscal 2001 because there was no appreciated capital gain property held by the Company at such time. In the quarter ending May 31, 2003, the Company disposed of an interest in a majority-owned subsidiary and such disposition yielded capital gain income of approximately $1.25 million. It is this discrete event that caused the Company to re-evaluate its deferred tax assets during the quarter ended February 28, 2003, and to correspondingly recognize the tax benefit of $416,500 referenced above.

                         TRAFFIX, INC. AND SUBSIDIARIES
                       SUMMARY CONSOLIDATED BALANCE SHEETS

                                                                                   FEBRUARY 28,         NOVEMBER 30,
ASSETS                                                                                2003                 2002
                                                                                ------------------ --------------------
                                                                                    (UNAUDITED)
Current assets:
Cash and cash equivalents                                                       $       8,315,026     $    23,136,341
Marketable securities                                                                  28,488,942         14,249,406
Accounts receivable, trade, net of allowance for doubtful accounts
Of $648,127 at February 28, 2003 and $326,127 at November 30, 2002                      5,299,658           5,050,218
All other current assets                                                                3,719,324           3,916,539
                                                                                ------------------ --------------------
TOTAL CURRENT ASSETS                                                                   45,822,950          46,352,504

Total non-current assets                                                                4,720,150           4,838,489
                                                                                ------------------ --------------------
TOTAL ASSETS                                                                    $      50,543,100     $    51,190,993
                                                                                ==================  ===================
LIABILITIES
Total liabilities - current                                                     $       5,826,020     $     7,008,409
Total liabilities - non-current - (deferred taxes payable)                                 89,559              89,559
Minority interest                                                                         405,794             307,017
TOTAL SHAREHOLDERS' EQUITY                                                             44,221,727          43,786,008
                                                                                ------------------ --------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $      50,543,100     $    51,190,993
                                                                                ==================  ===================

WORKING CAPITAL (CURRENT ASSETS LESS CURRENT LIABILITIES)                       $      39,996,930     $    39,344,095
CURRENT RATIO                                                                   $            7.87     $          6.61
COMBINED CASH AND MARKETABLE SECURITIES                                         $      36,803,968     $    37,385,747
COMMON STOCK ISSUABLE AND OUTSTANDING AFTER TREASURY SHARES                            12,798,149          12,785,648
TANGIBLE BOOK VALUE PER SHARE                                                   $            3.26     $          3.22
COMBINED CASH AND MARKETABLE SECURITIES PER SHARE                               $            2.88     $          2.92


OTHER INCOME STATEMENT DATA FOR THE PERIOD PRESENTED:                                    Three Months Ended:
                                                                                             February 28,
                                                                                       2003               2002
                                                                                ------------------ --------------------
Income from operations                                                          $           9,515     $     1,915,793
Depreciation and amortization                                                             368,748             233,695
                                                                                ------------------ --------------------
EBITDA (b)                                                                      $         378,263     $     2,149,488
                                                                                ----------------- --------------------

(b) EBITDA is net income before Interest Expense, Income Taxes, Interest and Dividend Income, Realized Gains On Marketable Securities, Permanent Impairment Charges, Other Non-operating Income (Expense) and Minority Interest (Income)/Loss.